Exhibit 99.1

(NASDAQ: BOCH)

For Immediate Release:

Bank of Commerce Holdings Announces Results for the Fourth Quarter of 2015

REDDING, California, January 22, 2016 / GLOBE NEWSWIRE— Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.0 billion asset bank holding company and parent company of Redding Bank of Commerce (the “Bank”), today announced financial results for the quarter and the year ended December 31, 2015. Net income available to common shareholders for the quarter ended December 31, 2015 was $1.7 million or $0.13 per share – diluted, compared with $1.6 million or $0.12 per share – diluted for the same period of 2014. Net income available to common shareholders for the year ended December 31, 2015 was $8.3 million or $0.62 per share – diluted compared with $5.5 million or $0.41 per share – diluted for the same period of 2014.

Financial highlights for the year ended December 31, 2015:

●

Net income available to common shareholders of $8.3 million for the year ended December 31, 2015 was an improvement of $2.8 million (50%) over $5.5 million net income available to common shareholders earned during the year ended December 31, 2014.

●

Return on average assets for the year ended December 31, 2015 improved to 0.84% compared to 0.57% for the same period in 2014. Return on average equity for the year ended December 31, 2015 improved to 7.83% compared to 5.40% for the same period in 2014.

●	Nonperforming assets at December 31, 2015 totaled $15.5 million, a decrease of $6.7 million (30%) compared to December 31, 2014.
●	Gross loans at December 31, 2015 totaled $716.6 million, an increase of $55.7 million (8%) since December 31, 2014.
●	Net loan loss recoveries of $360 thousand combined with continuing improved asset quality resulted in no provision for loan and lease losses during the year ended December 31, 2015.
●	The Company’s book value per share increased to $6.76 per common share at December 31, 2015 from $6.29 per common share at December 31, 2014 (7%).
●	The Company’s net interest margin improved to 3.64% for the year ended December 31, 2015 from 3.57% for the year ended December 31, 2014.
●	The Company’s efficiency ratio improved to 67.4% during the year ended December 31, 2015 compared to 71.61% during the same period in 2014.

Financial highlights for the fourth quarter of 2015:

●

Net income available to common shareholders of $1.7 million for the three months ended December 31, 2015 was an improvement of $96 thousand (6%) over $1.6 million net income available to common shareholders earned during the fourth quarter of 2014.

●

Return on average assets improved to 0.68% in the fourth quarter of 2015 compared to 0.66% in the same quarter of 2014. Return on average equity improved to 6.51% in the fourth quarter of 2015 compared to 6.28% in the same quarter of 2014.

●	Nonperforming assets at December 31, 2015 totaled $15.5 million, a decrease of $1.6 million (37% annualized) compared to September 30, 2015.
●	Net loan loss recoveries of $289 thousand combined with continuing improved asset quality resulted in no provision for loan and lease losses during the fourth quarter.
●	The Company’s book value per share increased to $6.76 per common share at December 31, 2015 from $6.64 at September 30, 2015 (7% annualized).
●	The Company’s net interest margin was 3.52% for the fourth quarter of 2015 compared to 3.59% for the fourth quarter of 2014.

Pending Branch Acquisition

On October 28, 2015 the Company entered into a Purchase and Assumption Agreement with Bank of America to purchase certain assets of five Bank of America branches located in northern California, including $421 thousand in loans and assume approximately $258.0 million in deposit liabilities. We recently received the requisite regulatory approvals and the transaction is anticipated to close late in the first quarter of 2016.

The branches being acquired are located in Colusa, Corning, Orland, Willows, and Yreka. Both banks are working closely together to ensure a smooth transition for customers and employees. We intend to use the new deposits to reposition and improve the bank’s current funding mix by replacing certain higher cost borrowings and deposits, and to support future loan growth. The fourth quarter earnings include $347 thousand of branch acquisition costs.

(NASDAQ: BOCH)

Additionally, during the fourth quarter the Company issued $20 million of new term debt and used the proceeds to redeem $20 million of preferred stock. The details are as follows:

Senior Debt

In December of 2015, the Company, entered into a senior debt loan agreement to borrow $10.0 million. The loan is payable in monthly installments of $83,333.33 principal, plus accrued and unpaid interest, commencing on January 1, 2016 and continuing to and including December 10, 2020. The loan may be prepaid in whole or in part at any time without any prepayment premium or penalty. The principal amount of the loan bears interest at a variable rate, resetting monthly that is equal to the sum of the current three month LIBOR plus 400 basis points. The Company incurred senior debt issuance costs of $15 thousand which are being amortized over the life of the loan as additional interest expense.

Subordinated Debt

In December of 2015, the Company issued $10.0 million in aggregate principal amount of fixed to floating rate subordinated notes due 2025. The subordinated debt initially bear interest at 6.875% per annum for a five-year term, payable semi-annually. Thereafter, interest on the subordinated debt will be paid at a variable rate equal to three month LIBOR plus 526 basis points, payable quarterly until the maturity date. The notes qualify as Tier 2 capital under the applicable capital adequacy rules and regulations promulgated by the Federal Reserve. The Company incurred subordinated debt issuance costs of $210 thousand which are being amortized over the initial five year term as additional interest expense.

SBLF Series B Preferred Stock

During the fourth quarter of 2015, the Company redeemed all $20.0 million of its outstanding preferred stock held by the U.S. Treasury Department under the Small Business Lending Fund program. Had the Preferred Stock remained outstanding beyond December 2015, the dividend rate would have increased from 1% to 5%, and in April 2016 to 9%. During the fourth quarter of 2015 the Company recognized $102 thousand of preferred stock extinguishment costs.

Randall S. Eslick, President and CEO commented: “The fourth quarter has been very eventful. We successfully redeemed all $20.0 million of SBLF preferred stock, we entered into an agreement with Bank of America to purchase five branch locations contiguous to our existing service area and our financial performance for the entire year exceeded expectations. I commend our employees for all that they have accomplished.”

Forward-Looking Statements

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve our plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

●	Competitive pressure in the banking industry and changes in the regulatory environment
●	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities
●	A decline in the health of the economy nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of our loans
●	Credit quality deterioration which could cause an increase in the provision for loan and lease losses
●	Asset/Liability matching risks and liquidity risks
●	Changes in the securities markets
●	We may fail to realize all of the anticipated benefits of our branch purchase.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and under the heading: “Risk Factors” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation and specifically disclaims any obligation, to revise or publicly release the results of any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date the statements were made.

(NASDAQ: BOCH)

TABLE 1
SELECTED FINANCIAL INFORMATION - UNAUDITED
(amounts in thousands except per share data)

	For The Three Months Ended			For The Twelve Months Ended
Net income, average assets and	December 31,		September 30,	December 31,
average shareholders' equity	2015	2014	2015	2015	2014
Income available to common shareholders	$1,729	$1,633	$2,475	$8,295	$5,527
Average total assets	$1,005,870	$985,100	$992,034	$992,731	$973,807
Average shareholders' equity	$105,417	$103,147	$107,704	$105,991	$102,372

Selected performance ratios
Return on average assets	0.68%	0.66%	0.99%	0.84%	0.57%
Return on average equity	6.51%	6.28%	9.12%	7.83%	5.40%
Efficiency ratio	73.58%	76.02%	60.17%	67.40%	71.61%

Share and per share amounts
Weighted average shares - basic	13,341	13,295	13,340	13,331	13,475
Weighted average shares - diluted	13,395	13,335	13,377	13,365	13,520
Earnings per share - basic	$0.13	$0.12	$0.18	$0.62	$0.41
Earnings per share - diluted	$0.13	$0.12	$0.18	$0.62	$0.41

	At December 31,		At September 30,
Share and per share amounts	2015	2014	2015
Common shares outstanding (1)	13,385	13,298	13,374
Book value per common share	$6.76	$6.29	$6.64

Capital ratios
Bank of Commerce Holdings
Common equity tier 1 capital ratio (2)	10.06%	n/a	9.96%
Tier 1 capital ratio (3)	11.16%	13.91%	13.25%
Total capital ratio (3)	13.52%	15.16%	14.50%
Tier 1 leverage ratio (3)	10.03%	11.59%	11.98%

Redding Bank of Commerce
Common equity tier 1 capital ratio (2)	13.31%	n/a	13.20%
Tier 1 capital ratio	13.31%	13.89%	13.20%
Total capital ratio	14.56%	15.14%	14.45%
Tier 1 leverage ratio	11.98%	11.57%	11.95%

(1) Includes unvested restricted shares issued in accordance with the Banks equity incentive plan.

(2) As of January 1, 2015, common equity tier 1 capital ratio is a new ratio requirement under the Basel III Capital Rules and represents the sum of the common equity tier 1 elements, minus regulatory adjustments and deductions divided by risk weighted assets.

(3) The Company and the Bank continue to meet all capital adequacy requirements to which they are subject. The decline in the capital ratios of Bank of Commerce Holdings as of December 31, 2015 compared to December 31, 2014 and September 30, 2015 is due to the redemption of $20.0 million of preferred stock (Tier 1 capital) during the fourth quarter of 2015. The $10.0 million of subordinated debt issued during the fourth quarter of 2015 qualifies as Tier 2 capital under the applicable capital adequacy rules and regulations promulgated by the Federal Reserve.

(NASDAQ: BOCH)

BALANCE SHEET OVERVIEW

As of December 31, 2015, the Company had total consolidated assets of $1.0 billion, gross loans of $716.6 million, allowance for loan and lease losses (“ALLL”) of $11.2 million, total deposits of $803.7 million, and shareholders’ equity of $90.5 million.

TABLE 2

LOAN BALANCES BY TYPE - UNAUDITED

(amounts in thousands)

	At December 31,						At September 30,
		% of		% of	Change			% of
	2015	Total	2014	Total	Amount	%	2015	Total
Commercial	$132,805	19%	$150,253	23%	$(17,448)	(12)%	$144,749	20%
Real estate - construction and land development	28,319	4	30,099	5	(1,780)	(6)%	29,701	4
Real estate - commercial non-owner occupied	243,374	33	213,883	32	29,491	14%	237,597	34
Real estate - commercial owner occupied	156,299	22	120,324	18	35,975	30%	151,762	21
Real estate - residential - ITIN	49,106	7	52,830	8	(3,724)	(7)%	50,162	7
Real estate - residential - 1-4 family mortgage	11,390	2	13,156	2	(1,766)	(13)%	12,185	2
Real estate - residential - equity lines	45,473	6	44,981	7	492	1%	45,733	6
Consumer and other	49,873	7	35,372	5	14,501	41%	46,644	6
Gross loans	716,639	100%	660,898	100%	55,741	8%	718,533	100%
Deferred fees and costs	870		157		713		718
Loans, net of deferred fees and costs	717,509		661,055		56,454		719,251
Allowance for loan and lease losses	(11,180)		(10,820)		(360)		(10,891)
Net loans	$706,329		$650,235		$56,094		$708,360

Average yield on loans during the quarter	4.61%		4.73%		(0.12)		4.70%

The Company recorded gross loan balances of $716.6 million at December 31, 2015, compared with $660.9 million and $718.5 million at December 31, 2014 and September 30, 2015, respectively, an increase of $55.7 million and a decrease of $1.9 million, respectively. The increase in gross loans compared to the same period a year ago was driven by strong organic loan originations and the purchase of wholesale loan pools. During the year and quarter ended December 31, 2015, purchased loan balances increased $12.7 million and $2.9 million, respectively. Our deferred fees and costs increased during the current quarter compared to the same quarter in the prior year and the prior quarter in the current year as a result of increased loan production and implementation of an updated loan origination cost study.

The increase in the ALLL in the current quarter compared to the prior quarter resulted from net loan recoveries of $289 thousand. As a result of these net recoveries and continued improved asset quality, no provision for loan and lease losses was deemed necessary during the current quarter. See table 8 for additional detail of the ALLL.

(NASDAQ: BOCH)

TABLE 3

CASH, CASH EQUIVALENTS, AND INVESTMENT SECURITIES - UNAUDITED

(amounts in thousands)

	At December 31,						At September 30,
		% of		% of	Change			% of
	2015	Total	2014	Total	Amount	%	2015	Total

Cash and due from banks	$9,730	4%	$9,571	4%	$159	2%	$8,564	4%
Interest-bearing deposits in other banks	41,462	17	48,851	17	(7,389)	(15)%	16,745	8
Total cash and cash equivalents	51,192	21	58,422	21	(7,230)	(12)%	25,309	12

Investment securities:
U.S. government and agencies	3,943	2	6,393	2	(2,450)	(38)%	3,998	2
Obligations of state and political subdivisions	61,104	25	54,363	18	6,741	12%	57,453	26
Residential mortgage backed securities and collateralized mortgage obligations	32,137	13	47,015	17	(14,878)	(32)%	34,058	16
Corporate securities	33,778	14	37,734	13	(3,956)	(10)%	36,560	17
Commercial mortgage backed securities	12,769	5	10,389	4	2,380	23%	9,266	4
Other asset backed securities	15,299	6	31,092	11	(15,793)	(51)%	15,974	7
Total investment securities - AFS	159,030	65	186,986	65	(27,956)	(15)%	157,309	72

Obligations of state and political subdivisions - HTM	35,899	14	36,806	14	(907)	(2)%	36,093	16
Total investment securities - AFS and HTM	194,929	79	223,792	79	(28,863)	(17)%	193,402	88

Total cash, cash equivalents and investment securities	$246,121	100%	$282,214	100%	$(36,093)	(13)%	$218,711	100%

Average yield on interest bearing due from banks and investment securities during the quarter	2.51%		2.58%		(0.07)		2.46%

As of December 31, 2015, we maintained noninterest-bearing cash positions at the Federal Reserve Bank and correspondent banks in the amount of $9.7 million. We also held interest-bearing deposits in the amount of $41.5 million.

Available-for-sale investment securities totaled $159.0 million at December 31, 2015, compared with $187.0 million and $157.3 million at December 31, 2014 and September 30, 2015, respectively. Our available-for-sale investment portfolio provides us with a secondary source of liquidity to fund other higher yielding asset opportunities, such as loan originations and wholesale loan purchases. During the fourth quarter of 2015 we purchased 13 securities with a par value of $16.6 million and weighted average yield of 2.19% and sold seven securities with a par value of $9.1 million and weighted average yield of 2.58%. The sales activity resulted in $30 thousand in net realized gains for the three months ended December 31, 2015. During the same period, we received $5.1 million in proceeds from principal payments, calls and maturities within the available-for-sale investment securities portfolio. Average securities balances and weighted average tax equivalent yields for the quarters ending December 31, 2015 and 2014 were $189.2 million and 3.57% compared to $223.5 million and 3.41%, respectively.

During the current year, our securities transactions were focused on improving credit quality and continuing to shorten the effective duration of the portfolio in anticipation of rising interest rates. Management continues to actively seek out opportunities to reduce the overall effective duration of the portfolio and accelerate cash flows, while also improving credit quality and liquidity. This strategy could entail absorbing small losses and slightly reduced yields within the portfolio to meet longer term objectives.

At December 31, 2015, our unrealized gains on available-for-sale investment securities were $1.6 million compared with $2.6 million and $1.6 million at December 31, 2014 and September 30, 2015, respectively. The decrease in net unrealized gains compared to the prior year is primarily due to sales of available-for-sale investment securities and interest rate changes during the year.

(NASDAQ: BOCH)

TABLE 4

DEPOSITS BY TYPE - UNAUDITED

(amounts in thousands)

	At December 31,						At September 30,
		% of		% of	Change			% of
	2015	Total	2014	Total	Amount	%	2015	Total
Demand - noninterest bearing	$169,507	21%	$157,557	20%	$11,950	8%	$162,437	21%
Demand - interest bearing	315,658	39	298,160	38	17,498	6%	295,209	38
Total demand	485,165	60	455,717	58	29,448	6%	457,646	59

Savings	94,503	12	88,569	11	5,934	7%	93,367	12
Total non-maturing deposits	579,668	72	544,286	69	35,382	7%	551,013	71

Certificates of deposit	224,067	28	244,749	31	(20,682)	(8)%	228,492	29
Total deposits	$803,735	100%	$789,035	100%	$14,700	2%	$779,505	100%

Average rate on interest bearing deposits during the quarter	0.48%		0.50%		(0.02)		0.49%

Total deposits at December 31, 2015, increased $14.7 million or 2% to $803.7 million compared to December 31, 2014, and increased $24.2 million or 3% compared to September 30, 2015. Total non-maturing deposits increased $35.4 million or 7% compared to the same date a year ago and increased $28.7 million or 5% compared to September 30, 2015. Certificates of deposit decreased $20.7 million or 8% compared to the same date a year ago and decreased $4.4 million or 2% compared to September 30, 2015. Management intends to continue to reduce reliance on certificates of deposit as a funding source.

TABLE 5

WHOLESALE AND BROKERED DEPOSITS - UNAUDITED

(amounts in thousands)

	At December 31,		At September 30,
	2015	2014	2015
CDARS / ICS reciprocal deposits	$76,919	$90,324	$67,825
Third party brokered time deposits	17,509	7,550	17,505
Brokered deposits per Call Report	94,428	97,874	85,330
Online listing service time deposits	58,462	67,449	61,141

Total wholesale and brokered deposits	$152,890	$165,323	$146,471

In accordance with regulatory Call Report instructions, the Bank will file (or has filed) quarterly Call Reports which list brokered deposits of $94.4 million, $97.9 million and $85.3 million at December 31, 2015, December 31, 2014 and September 30, 2015, respectively. These amounts include reciprocal deposits obtained through the CDARS and ICS programs, which management does not consider to be brokered.

(NASDAQ: BOCH)

INCOME STATEMENT OVERVIEW

TABLE 6

SUMMARY INCOME STATEMENT - UNAUDITED

(amounts in thousands, except per share data)

	For The Three Months Ended
	December 31,		Change		September 30,	Change
	2015	2014	Amount	%	2015	Amount	%
Interest income	$9,732	$9,529	$203	2%	$9,732	$—	0%
Interest expense	1,381	1,239	142	11%	1,277	104	8%
Net interest income	8,351	8,290	61	1%	8,455	(104)	(1)%
Provision for loan and lease losses	—	675	(675)	(100)%	—	—	0%
Noninterest income	640	1,144	(504)	(44)%	808	(168)	(21)%
Noninterest expense	6,616	7,172	(556)	(8)%	5,574	1,042	19%
Income before provision for income taxes	2,375	1,587	788	50%	3,689	(1,314)	(36)%
Provision for income taxes	505	(96)	601	(626)%	1,164	(659)	(57)%
Net income	1,870	1,683	187	11%	2,525	(655)	(26)%
Less: Preferred stock extinguishment costs	102	—	102	100%	—	102	100%
Less: Preferred dividends	39	50	(11)	(22)%	50	(11)	(22)%
Income available to common shareholders	$1,729	$1,633	$96	6%	$2,475	$(746)	(30)%

Basic earnings per share	$0.13	$0.12	$0.01	8%	$0.18	$(5)	(28)%
Average basic shares	13,341	13,295	46	0%	13,340	1	0%
Diluted earnings per share	$0.13	$0.12	$0.01	8%	$0.18	$(5)	(28)%
Average diluted shares	13,395	13,335	60	0%	13,377	18	0%
Dividends declared per common share	$0.03	$0.03	$—	0%	$0.03	$—	0%

Fourth Quarter of 2015 Compared With Fourth Quarter of 2014

Net income available to common shareholders for the fourth quarter of 2015 increased $96 thousand over the fourth quarter of 2014. In the current quarter, net interest income was $61 thousand higher, the provision for loan and lease losses was $675 thousand lower, and noninterest expense was $556 thousand lower. These positive changes were partially offset by noninterest income that was $504 thousand lower and an increase in income tax expense of $601 thousand.

Net Interest Income

Net interest income increased $61 thousand over a year previous. Interest income for the three months ended December 31, 2015 increased $203 thousand or 2% to $9.7 million, which reflects the increase in average earning assets and the reallocation of lower yielding assets into higher yielding loans. Interest expense for the three months ended December 31, 2015 increased $142 thousand or 11% to $1.4 million:

●	Interest expense on deposits decreased $30 thousand as the bank reduced its reliance on time deposits.
●

Interest expense on junior subordinated debentures decreased $30 thousand from $82 thousand in the fourth quarter of 2014 to $52 thousand in the fourth quarter 2015, reflecting the decrease in outstanding debt. During most of the fourth quarter of 2014, outstanding junior subordinated debentures totaled $15.5 million. Late in that quarter, $5.2 million was repaid. During the fourth quarter of 2015, junior subordinated debentures totaled $10.3 million.

(NASDAQ: BOCH)

●

Interest on term debt increased $202 thousand due to the net settlement expense associated with our active interest rate swap and the issuance of $20 million of new term debt. In 2011, to mitigate interest rate and market risks, we entered into four forward starting interest rate swaps to hedge interest rate risk associated with variable rate Federal Home Loan Bank of San Francisco borrowings. The hedges converted the LIBOR based floating rate of interest on the $75.0 million Federal Home Loan Bank of San Francisco borrowings to fixed interest rates. The fixed rates adjust each August and were/are 0.94% at August 2013, 1.84% at August 2014, 2.64% at August 2015 and 3.22% at August 2016. During the fourth quarter of 2015, the Company recognized interest expense, and amortized issuance costs on the senior debt and subordinated debt of $44 thousand and $28 thousand, respectively.

Noninterest Income

Noninterest income for the three months ended December 31, 2015 decreased $504 thousand compared to the same period a year ago. During the fourth quarter of 2014 we recorded a $406 thousand gain on discounted repayment of $5.2 million of junior subordinated debentures. During the current quarter we recorded net gains on sale of available-for-sale investment securities of $30 thousand compared to net gains of $93 thousand for the same period a year ago.

Noninterest Expense

Noninterest expense for the three months ended December 31, 2015 decreased $556 thousand compared to the same period a year ago. The decrease is primarily due to severance costs associated with the retirement of a former executive recorded in the fourth quarter of 2014, the recording of increased deferred loan origination costs in the current quarter and, professional services fees in the current quarter that are $120 thousand lower than a year earlier. Partially offsetting these positive items are one time branch acquisition costs (Bank of America branches) of $347 thousand which were recognized during the fourth quarter of 2015.

Income Tax Provision

During the three months ended December 31, 2015, the Company recorded a provision for income tax expense of $505 thousand compared with income tax benefit of $96 thousand for the same period a year ago. The tax benefit recorded a year ago was driven by a fourth quarter reduction in the Company’s 2014 estimated annual effective tax rate and a reversal of certain 2013 tax accruals.

Fourth Quarter of 2015 Compared With Third Quarter of 2015

Net income available to common shareholders for the fourth quarter of 2015 decreased $746 thousand over the third quarter of 2015. In the current quarter, net interest income decreased by $104 thousand, noninterest income decreased by $168 thousand and noninterest expense increased by $1.0 million. These net changes were partially offset by an income tax provision that was lower by $659 thousand.

Net Interest Income

Net interest income decreased $104 thousand over the prior quarter. Interest income for the three months ended December 31, 2015 was unchanged compared to the prior quarter as decreased interest and fees on loans were offset by increased interest on securities. Interest expense for the three months ended December 31, 2015 increased $104 thousand or 8% to $1.4 million compared to the prior quarter. This increase was primarily due to $72 thousand of interest expense on $20.0 million of new term debt.

Noninterest Income

Noninterest income for the three months ended December 31, 2015 decreased $168 thousand compared to the prior quarter. Net gains recognized on the sale of available-for-sale investment securities during the current quarter decreased by $107 thousand to $30 thousand compared to a $137 thousand net gain in the prior quarter. During the current quarter the Bank recognized $23 thousand in loss on sale of other real estate owned compared to a gain of $31 thousand in the prior quarter.

Noninterest Expense

Noninterest expense for the three months ended December 31, 2015 increased $1.0 million compared to the prior quarter. During the quarter ended December 31, 2015, salaries and related benefits increased $402 thousand, branch acquisition costs of $347 thousand were recognized and professional services fees increased $124 thousand.

(NASDAQ: BOCH)

Income Tax Provision

During the three months ended December 31, 2015, the Company recorded a provision for income tax expense of $505 thousand compared with provision for income tax expense of $1.2 million for the prior quarter. The decrease in the current quarter is due to decreased taxable income, retroactive reclassification of certain loan interest income to tax exempt and an increase in hiring tax credits.

Earnings Per Share

Diluted earnings per share were $0.13 for the three months ended December 31, 2015 compared with $0.12 for the same period a year ago, and $0.18 for the prior period. Earnings per share increased for the three months ended December 31, 2015 compared to the same period a year ago primarily as a result of increased net income. Earnings per share decreased when compared to the prior quarter primarily as a result of decreased net income. During the fourth quarter of 2015 the Company recognized $102 thousand of preferred stock extinguishment costs which also reduced earnings per share.

TABLE 7

NET INTEREST SPREAD AND MARGIN - UNAUDITED

(amounts in thousands)

	For The Three Months Ended
	December 31,		Change	September 30,	Change
	2015	2014	Amount	2015	Amount
Tax equivalent yield on average interest earning assets	4.23%	4.26%	(0.03)	4.29%	(0.06)
Rate on average interest bearing liabilities	0.77%	0.69%	(0.08)	0.71%	(0.06)
Net interest spread - tax equivalent basis	3.46%	3.57%	(0.11)	3.58%	(0.12)

Net interest margin - nominal	3.52%	3.59%	(0.07)	3.62%	(0.10)
Net interest margin - tax equivalent basis	3.65%	3.72%	(0.07)	3.75%	(0.10)

Average earning assets	$940,831	$917,301	$23,530	$927,547	$13,284
Average interest bearing liabilities	$712,807	$712,195	$612	$709,958	$2,849

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 3.65% for the three months ended December 31, 2015, a decrease of seven basis points as compared to the same period a year ago. The decrease in net interest margin resulted from a three basis point decrease in tax-equivalent yield on average earning assets and a four basis point increase in interest expense to fund average earning assets. The tax equivalent net interest margin decreased 10 basis points as compared to the prior quarter. The decrease in net interest margin resulted from a six basis point decrease in tax-equivalent yield on average earning assets and a four basis point increase in interest expense to fund average earning assets. Maintaining our net interest margin in a historically low interest rate environment and while confronted with known increased borrowing costs will be challenging in the foreseeable future. During the first quarter of 2016, we expect to experience a significant increase in deposits through our branch acquisition. Maintaining our net interest margin will be dependent on our ability to invest the cash provided by these deposits into higher yielding assets while not subjecting the Bank to undue interest rate risk.

(NASDAQ: BOCH)

TABLE 8

ALLOWANCE FOR LOAN AND LEASE LOSSES ROLL FORWARD AND IMPAIRED LOAN TOTALS - UNAUDITED

(amounts in thousands)

	For The Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Beginning balance	$10,891	$11,402	$11,296	$10,820	$10,400
Provision for loan and lease losses charged to expense	—	—	—	—	675
Loans charged off	(707)	(779)	(711)	(179)	(374)
Loan loss recoveries	996	268	817	655	119
Ending balance	$11,180	$10,891	$11,402	$11,296	$10,820

	At December 31,	At September 30,	At June 30,	At March 31,	At December 31,
	2015	2015	2015	2015	2014
Nonaccrual loans:
Commercial	$1,994	$2,506	$3,170	$3,908	$5,112
Real estate - commercial non-owner occupied	5,488	5,154	6,532	7,103	8,318
Real estate - commercial owner occupied	1,071	1,928	1,079	1,079	1,378
Real estate - residential - ITIN	3,649	4,228	4,375	4,645	4,647
Real estate - residential - 1-4 family mortgage	1,775	1,669	1,693	1,720	2,135
Real estate - residential - equity lines	—	23	24	24	24
Consumer and other	32	33	34	34	35
Total nonaccrual loans	14,009	15,541	16,907	18,513	21,649
Accruing troubled debt restructured loans:
Commercial	49	56	10	1,004	1,485

Real estate - commercial non-owner occupied	824	828	832	836	839
Real estate - commercial owner occupied	—	—	849	854	859
Real estate - residential - ITIN	5,458	5,423	5,303	5,421	5,462
Real estate - residential - equity lines	558	563	569	574	579
Total accruing troubled debt restructured loans	6,889	6,870	7,563	8,689	9,224

All other accruing impaired loans	492	494	530	533	535

Total impaired loans	$21,390	$22,905	$25,000	$27,735	$31,408

Gross loans outstanding at period end	$716,639	$718,533	$699,774	$699,229	$660,898

Allowance for loan and lease losses as a percent of:
Gross loans	1.56%	1.52%	1.63%	1.62%	1.64%
Nonaccrual loans	79.81%	70.08%	67.44%	61.02%	49.98%
Impaired loans	52.27%	47.55%	45.61%	40.73%	34.45%

Nonaccrual loans to gross loans	1.95%	2.16%	2.42%	2.65%	3.28%

We realized net loan loss recoveries of $289 thousand in the current quarter compared with net loan charge offs of $511 thousand in the prior quarter and net loan charge offs of $255 thousand for the same period a year ago.

(NASDAQ: BOCH)

We continue to monitor credit quality, and adjust the ALLL to ensure that the ALLL is maintained at a level that is adequate to cover estimated credit losses in the loan and lease portfolio. We made no provision for loan and lease losses during the year ended December 31, 2015 compared to a provision of $3.2 million during the year ended December 31, 2014. Our ALLL as a percentage of gross loans was 1.56% as of December 31, 2015 compared to 1.64% as of December 31, 2014 and 1.52% as of September 30, 2015. Based on the Bank’s ALLL methodology, which uses criteria such as risk weighting and historical loss rates, and given the ongoing improvements in asset quality, management believes the Company’s ALLL is adequate at December 31, 2015. There is, however, no assurance that future loan and lease losses will not exceed the levels provided for in the ALLL and could possibly result in future charges to the provision for loan and lease losses.

At December 31, 2015, the recorded investment in loans classified as impaired totaled $21.4 million, with a corresponding valuation allowance of $832 thousand compared to impaired loans of $31.4 million with a corresponding valuation allowance of $1.6 million at December 31, 2014 and impaired loans of $22.9 million, with a corresponding valuation allowance of $789 thousand at September 30, 2015. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans.

TABLE 9

PERIOD END TROUBLED DEBT RESTRUCTURINGS - UNAUDITED

(amounts in thousands)

	At December 31, 2015	At September 30, 2015	At June 30, 2015	At March 31, 2015	At December 31, 2014
Nonaccrual	$9,015	$11,149	$12,354	$12,695	$14,230
Accruing	6,889	6,870	7,563	8,689	9,224
Total troubled debt restructurings	$15,904	$18,019	$19,917	$21,384	$23,454

Percentage of total gross loans	2.22%	2.51%	2.85%	3.06%	3.55%

Loans are reported as a troubled debt restructuring when we grant a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the loan rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as we will not collect all amounts due, either principal or interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by calculating the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the three months ended December 31, 2015, we restructured one loan to grant payment deferral modifications. The loan was classified as troubled debt restructurings and placed on nonaccrual status. As of December 31, 2015, we had 120 restructured loans that qualified as troubled debt restructurings, of which 107 were performing according to their restructured terms.

(NASDAQ: BOCH)

TABLE 10

NONPERFORMING ASSETS - UNAUDITED

(amounts in thousands)

	At December 31, 2015	At September 30, 2015	At June 30, 2015	At March 31, 2015	At December 31, 2014
Total nonaccrual loans	$14,009	$15,541	$16,907	$18,513	$21,649
90 days past due and still accruing	88	52	54	30	23
Total nonperforming loans	14,097	15,593	16,961	18,543	21,672

Other real estate owned	1,423	1,525	1,405	1,502	502
Total nonperforming assets	$15,520	$17,118	$18,366	$20,045	$22,174

Nonperforming loans to gross loans	1.97%	2.17%	2.42%	2.65%	3.28%
Nonperforming assets to total assets	1.53%	1.73%	1.87%	2.03%	2.22%

At December 31, 2015, December 31, 2014 and September 30, 2015, the recorded investment in OREO was $1.4 million, $502 thousand and $1.5 million, respectively. The December 31, 2015 OREO balance consists of 11 properties, of which six are 1-4 family residential real estate in the amount of $513 thousand, four are nonfarm nonresidential properties in the amount of $740 thousand and one is an undeveloped commercial property in the amount of $170 thousand.

(NASDAQ: BOCH)

TABLE 11

UNAUDITED CONSOLIDATED

BALANCE SHEET

(amounts in thousands, except per share data)

	At December 31,	At December 31,	Change		At September 30,
	2015	2014	$	%	2015
Assets:
Cash and due from banks	$9,730	$9,571	$159	2%	$8,564
Interest-bearing deposits in other banks	41,462	48,851	(7,389)	(15)%	16,745
Total cash and cash equivalents	51,192	58,422	(7,230)	(12)%	25,309

Securities available-for-sale, at fair value	159,030	186,986	(27,956)	(15)%	157,309
Securities held-to-maturity, at amortized cost	35,899	36,806	(907)	(2)%	36,093

Loans, net of deferred fees and costs	717,509	661,055	56,454	9%	719,251
Allowance for loan and lease losses	(11,180)	(10,820)	(360)	3%	(10,891)
Net loans	706,329	650,235	56,094	9%	708,360

Premises and equipment, net	11,072	12,295	(1,223)	(10)%	11,112
Other real estate owned	1,423	502	921	183%	1,525
Life insurance	22,485	21,844	641	3%	22,326
Deferred taxes	9,760	10,231	(471)	(5)%	10,638
Other assets	18,251	19,871	(1,620)	(8)%	18,057
Total assets	$1,015,441	$997,192	$18,249	2%	$990,729

Liabilities and shareholders' equity:
Demand - noninterest bearing	$169,507	$157,557	$11,950	8%	$162,437
Demand - interest bearing	315,658	298,160	17,498	6%	295,209
Savings	94,503	88,569	5,934	7%	93,367
Certificates of deposit	224,067	244,749	(20,682)	(8)%	228,492
Total deposits	803,735	789,035	14,700	2%	779,505

Term debt	94,917	75,000	19,917	27%	75,000
Unamortized debt issuance costs	(223)	—	(223)	100%	—
Net term debt	94,694	75,000	19,694	26%	75,000

Junior subordinated debentures	10,310	10,310	—	0%	10,310
Other liabilities	16,180	19,245	(3,065)	(16)%	17,239
Total liabilities	924,919	893,590	31,329	4%	882,054

Shareholders' equity:
Preferred stock	-	19,931	(19,931)	(100)%	19,931
Common stock	24,214	23,891	323	1%	24,180
Retained earnings	66,562	59,867	6,695	11%	65,232
Accumulated other comprehensive loss, net of tax	(254)	(87)	(167)	192%	(668)
Total shareholders' equity	90,522	103,602	(13,080)	(13)%	108,675

Total liabilities and shareholders' equity	$1,015,441	$997,192	$18,249	2%	$990,729

Total interest earning assets	$952,212	$931,109	$21,103	2%	$927,773
Shares outstanding	13,385	13,298			13,374
Book value per share	$6.76	$6.29			$6.64

(NASDAQ: BOCH)

TABLE 12

UNAUDITED

INCOME STATEMENT

(amounts in thousands, except per share data)

	For The Three Months Ended					For The Twelve Months Ended
	December 31,		Change		September 30,	December 31,
	2015	2014	$	%	2015	2015	2014
Interest income:
Interest and fees on loans	$8,299	$7,832	$467	6%	$8,357	$32,871	$29,464
Interest on securities	795	984	(189)	(19)%	743	3,284	4,214
Interest on tax-exempt securities	599	620	(21)	(3)%	592	2,392	2,536
Interest on deposits in other banks	39	93	(54)	(58)%	40	206	479
Total interest income	9,732	9,529	203	2%	9,732	38,753	36,693
Interest expense:
Interest on demand deposits	121	109	12	11%	116	460	471
Interest on savings deposits	51	55	(4)	(7)%	53	213	228
Interest on certificates of deposit	585	623	(38)	(6)%	586	2,356	2,608
Interest on term debt	572	370	202	55%	475	1,759	422
Interest on other borrowings	52	82	(30)	(37)%	47	195	363
Total interest expense	1,381	1,239	142	11%	1,277	4,983	4,092
Net interest income	8,351	8,290	61	1%	8,455	33,770	32,601
Provision for loan and lease losses	—	675	(675)	(100)%	—	—	3,175
Net interest income after provision for loan and lease losses	8,351	7,615	736	10%	8,455	33,770	29,426
Noninterest income:
Service charges on deposit accounts	51	51	—	0%	52	204	186
Payroll and benefit processing fees	139	137	2	1%	138	555	508
Earnings on cash surrender value - life insurance	159	169	(10)	(6)%	158	641	628
Gain (loss) on investment securities, net	30	93	(63)	(68)%	137	443	(159)
Other income	261	694	(433)	(62)%	323	1,340	3,152
Total noninterest income	640	1,144	(504)	(44)%	808	3,183	4,315

(NASDAQ: BOCH)

TABLE 12 - CONTINUED

UNAUDITED

INCOME STATEMENT

(amounts in thousands, except per share data)

	For The Three Months Ended					For The Twelve Months Ended
	December 31,		Change		September 30,	December 31,
	2015	2014	$	%	2015	2015	2014
Noninterest expense:
Salaries and related benefits	3,610	4,301	(691)	(16)%	3,208	14,303	14,965
Occupancy and equipment	737	715	22	3%	714	2,894	2,784
Write down of other real estate owned	—	—	—	0%	—	—	290
Federal Deposit Insurance Corporation insurance premium	173	214	(41)	(19)%	159	717	798
Data processing fees	280	270	10	4%	243	1,016	926
Professional service fees	461	581	(120)	(21)%	337	1,628	1,398
Branch acquisition costs	347	—	347	100%	—	347	—
Other expenses	1,008	1,091	(83)	(8)%	913	4,000	5,273
Total noninterest expense	6,616	7,172	(556)	(8)%	5,574	24,905	26,434
Income before provision for income taxes	2,375	1,587	788	50%	3,689	12,048	7,307
Provision for income taxes	505	(96)	601	(626)%	1,164	3,462	1,580
Net income	$1,870	$1,683	$187	11%	$2,525	$8,586	$5,727
Less: Preferred stock extinguishment costs	102	—	102	100%	—	102	—
Less: Preferred dividends	39	50	(11)	(22)%	50	189	200
Income available to common shareholders	$1,729	$1,633	$96	6%	$2,475	$8,295	$5,527

Basic earnings per share	$0.13	$0.12	$0.01	8%	$0.18	$0.62	$0.41
Average basic shares	13,341	13,295	46	0%	13,340	13,331	13,475
Diluted earnings per share	$0.13	$0.12	$0.01	8%	$0.18	$0.62	$0.41
Average diluted shares	13,395	13,335	60	0%	13,377	13,365	13,520

(NASDAQ: BOCH)

TABLE 13

UNAUDITED CONDENSED CONSOLIDATED

ANNUAL AVERAGE BALANCE SHEETS

(amounts in thousands)

	For The Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012
Earning assets:
Loans	$699,227	$625,166	$612,780	$642,200
Taxable securities	120,897	147,916	157,486	135,615
Tax exempt securities	77,089	83,973	92,854	81,714
Interest-bearing deposits in other banks	30,323	56,465	43,342	48,712
Average earning assets	927,536	913,520	906,462	908,241

Cash and due from banks	11,220	11,246	10,624	10,125
Premises and equipment, net	11,552	12,105	10,337	9,567
Other assets	42,423	36,936	26,431	24,249
Average total assets	$992,731	$973,807	$953,854	$952,182

Liabilities and shareholders' equity:
Demand - noninterest bearing	$156,578	$139,792	$122,011	$115,091
Demand - interest bearing	283,105	272,383	244,125	203,342
Savings	92,659	91,108	92,502	89,789
Certificates of deposit	238,626	259,445	248,350	285,574
Total deposits	770,968	762,728	706,988	693,796

Repurchase agreements	—	—	5,780	14,246
Term debt, net	88,874	77,534	107,603	110,374
Junior subordinated debentures	10,310	15,239	15,465	15,465
Other liabilities	16,588	15,934	11,825	7,033
Average total liabilities	886,740	871,435	847,661	840,914

Shareholders' equity	105,991	102,372	106,193	111,268
Average liabilities & shareholders' equity	$992,731	$973,807	$953,854	$952,182

(NASDAQ: BOCH)

TABLE 14

UNAUDITED CONDENSED CONSOLIDATED

QUARTERLY AVERAGE BALANCE SHEETS

(amounts in thousands)

	For The Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Earning assets:
Loans	$714,494	$705,762	$703,008	$673,120	$656,834
Taxable securities	111,098	115,165	121,110	136,557	141,265
Tax exempt securities	78,081	76,190	76,772	77,316	82,231
Interest-bearing deposits in other banks	37,158	30,430	27,688	25,893	36,971
Average earning assets	940,831	927,547	928,578	912,886	917,301

Cash and due from banks	12,372	11,355	10,833	10,295	12,263
Premises and equipment, net	11,001	11,265	11,767	12,195	12,464
Other assets	41,666	41,867	42,637	43,540	43,072
Average total assets	$1,005,870	$992,034	$993,815	$978,916	$985,100

Liabilities and shareholders' equity:
Demand - noninterest bearing	$171,449	$158,232	$147,442	$148,923	$153,007
Demand - interest bearing	302,862	284,508	268,784	275,954	277,692
Savings	92,939	93,230	93,291	91,152	89,992
Certificates of deposit	226,924	235,551	245,573	246,707	254,943
Total deposits	794,174	771,521	755,090	762,736	775,634

Term debt	79,772	86,359	105,330	84,111	75,000
Junior subordinated debentures	10,310	10,310	10,310	10,310	14,568
Other liabilities	16,197	16,140	16,887	17,141	16,751
Average total liabilities	900,453	884,330	887,617	874,298	881,953

Shareholders' equity	105,417	107,704	106,198	104,618	103,147
Average liabilities & shareholders' equity	$1,005,870	$992,034	$993,815	$978,916	$985,100

(NASDAQ: BOCH)

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names: Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce. The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through four offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial	McAdams Wright Ragen, Inc.
John T. Cavender	Joey Warmenhoven
555 Market Street	1211 SW Fifth Avenue, Suite 1400
San Francisco, CA 94105	Portland, OR 97204
(800) 346-5544	(866) 662-0351

Sandler O’Neill + Partners, L.P.	Stifel Nicolaus
Brian Sullivan	Perry Wright
1251 Avenue of the Americas, 6th Floor	1255 East Street, Suite 100
New York, NY 10022	Redding, CA 96001
(212) 466-8022	(530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3908

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959